UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2022

Quantum Corporation
(Exact name of registrant as specified in its charter)

Delaware		001-13449	94-2665054
(State or other jurisdiction of incorporation or organization)		(Commission File No.)	(I.R.S. Employer Identification No.)

224 Airport Parkway	Suite 550
San Jose	CA		95110
(Address of Principal Executive Offices)			(Zip Code)

(408)	944-4000
Registrant's telephone number, including area code

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	QMCO	Nasdaq Global Market

Check the appropriate box below if the Form 8-K ﬁling is intended to simultaneously satisfy the ﬁling obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Amended and Restated Revolving Credit Agreement

On April 25, 2022 (the “Closing Date”), Quantum Corporation (the “Company”) entered into an amendment (the “Revolver Amendment”) to the Amended and Restated Revolving Credit and Security Agreement, dated as of December 27, 2018 (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time, the “Revolving Credit Agreement”), among the Company, Quantum LTO Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Quantum LTO”), the other borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto, and PNC Bank, National Association, as administrative agent for such lenders (the “Revolving Agent”).

The Revolver Amendment, among other things, amends certain terms of the Revolving Credit Agreement, including without limitation, to (a) increase the principal amount of the revolving commitments to $40,000,000, (b) replace the benchmark rate for advances under the Revolving Credit Agreement from a LIBOR-based rate to a SOFR-based rate, (c) waive compliance with the fixed charge coverage ratio financial covenant until the fiscal quarter ending March 31, 2025, (d) amend the covenant levels for the total net leverage ratio financial covenant, commencing with the fiscal quarter ending June 30, 2022, and (e) amend the minimum liquidity financial covenant to adjust the minimum liquidity level and require that daily liquidity not remain below such minimum level for more than three consecutive business days.

The Revolver Amendment also adjusts the applicable margin for advances under the Revolving Credit Agreement, such that (i) advances under the Revolving Credit Agreement designated as “Domestic Rate Loans” and “Swing Loans” will have an applicable margin of (A) 1.75% for the period from the Closing Date until the date quarterly financial statements are delivered to the Revolving Agent for the fiscal quarter ending December 31, 2023 and (B) thereafter, ranging from 1.25% to 1.75% based on the Company’s applicable total leverage ratio and (ii) advances under the Revolving Credit Agreement designated as “Term SOFR Loans” will have an applicable margin of (A) 2.75% for the period from the Closing Date until the date quarterly financial statements are delivered to the Revolving Agent for the fiscal quarter ending December 31, 2023 and (B) thereafter, ranging from 2.25% to 2.75% based on the Company’s applicable total leverage ratio.

The foregoing description of the Revolver Amendment does not purport to be complete and is qualified in its entirety by reference to the Revolver Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Amendment to Term Loan Credit Agreement

On the Closing Date, the Company entered into an amendment (the “Term Loan Amendment”) to the Term Loan Credit and Security Agreement, dated as of August 5, 2021 (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time, the “Term Loan Credit Agreement”), among the Company, Quantum LTO, the other borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto, and Blue Torch Finance LLC, as disbursing agent and collateral agent for such lenders (the “Term Loan Agent”).

The Term Loan Amendment, among other things, amends certain terms of the Term Loan Credit Agreement, including without limitation, to (a) replace the benchmark rate for loans under the Term Loan Credit Agreement from a LIBOR-based rate to a SOFR-based rate, (b) amend the covenant levels for the total net leverage ratio financial covenant, commencing with the fiscal quarter ending June 30, 2022, and (c) amend the minimum liquidity financial covenant to adjust the minimum liquidity level and require that daily liquidity not remain below such minimum level for more than three consecutive business days.

The foregoing description of the Term Loan Amendment does not purport to be complete and is qualified in its entirety by reference to the Term Loan Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

On April 22, 2022, Quantum Corporation (the “Company”) closed its previously announced rights offering (the “Rights Offering”). The Rights Offering was fully subscribed, and the Company issued 30,000,000 shares of the Company’s common stock, $0.01 par value per share, for net proceeds of approximately $66.1 million after deducting estimated offering expenses.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1
Ninth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of April 25, 2022, among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the lenders party thereto, and PNC Bank, National Association, as administrative agent.

10.2
Third Amendment to Term Loan Credit and Security Agreement, dated as of April 25, 2022, among the Company, Quantum LTO Holdings, LLC, Square Box Systems Limited, the lenders party thereto, and Blue Torch Finance LLC, as disbursing agent and collateral agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Quantum Corporation
(Registrant)

April 26, 2022	/s/ Brian E. Cabrera
(Date)	Brian E. Cabrera
Senior Vice President, Chief Legal and Compliance Officer, and Secretary